ARTICLES OF ASSOCIATION

Current Articles of
Association

ARTICLES OF ASSOCIATION

Summary

Contents by article
Text of Articles of Association

ARTICLES OF ASSOCIATION

Contents by article

Title I

General Provisions

Article 1º.-	Company Name

Article 2º.-	Duration of the Company

Article 3º.-	Registered Office and Branches

Article 4º.-	Company Objects

Title II

Share Capital and Shares

Article 5º.-	Share Capital

Article 6º.-	Provisions governing Shares

Article 7º.-	Uncalled capital

Article 8º.-	Shareholders’ Rights

Article 9º.-	Joint Ownership and rights in rem over shares

Article 10º.-	Acquisition of own shares

Article 11º.-	Shareholders’ agreement to be bound by the
Articles of Association and resolutions of the Company

Title III

Organs of the Company

Article 12º.-	List of Organs of the Company

SECTION ONE:	GENERAL MEETING

Article 13º.-	General Meeting

Article 14º.-	Powers of the General Meeting

Article 15º.-	Annual and Extraordinary General Meetings

Article 16º.-	Calling of General Meetings

Article 17º.-	Entitlement to attend General Meetings

Article 18º.-	Shareholders’ right to information

Article 19º.-	Chairmanship of General Meetings and List of Participants

Article 20º.-	Deliberation and voting

Article 21º.-	Passing of resolutions

Article 22º.-	Minutes of the General Meeting and recording of resolutions

SECTION TWO:	MANAGEMENT OF THE COMPANY

Article 23º.-	Structure of company management

Article 24º.-	Composition and appointment of the Board of Directors

Article 25.-	Requirements for appointment as a Director

Article 26º.-	Appointment of company officers

Article 27º.-	Meetings, quorum and the passing of Board resolutions

Article 28º.-	Remuneration

Article 29º.-	Representation of the Company

Article 30º.-	Powers of the Board of Directors

Article 31º.-	Executive Committee

Article 31º. Bis.-	Audit and Control Committee

Article 32º.-	Chairman

Article 33º.-	Registrar

Title IV

Annual Accounts, Profits and Dividends
Article 34º.-	Company Year and filing of Annual Accounts

Article 35º-	Application of Results

Title V

Winding up and Liquidation
Article 36º -	Grounds for winding up

Article 37º.-	Liquidation of the Company

Text of the Articles of Association

Title I

General Provisions

Article 1

Company Name

The Company shall be known as “Telefónica, S.A.” and shall be governed by these Articles of Association and, where they are silent, by the Ley de Sociedades Anónimas (Public Limited Companies Act) and other applicable legal provisions.

Article 2

Duration of the Company

The Company shall be of indefinite duration, and commenced trading on the date of execution of the deed of incorporation. It may only be wound up on the grounds and in compliance with the requirements set out in Article 36 of these Articles of Association.

Article 3

Registered Office and Branches

1. The registered office is at Gran Vía, 28, Madrid, and the Board of Directors may resolve, in compliance with current legal provisions, to transfer the registered office within the municipal district of Madrid.

2. The Board of Directors may also resolve to create, close or transfer branches, agencies, area offices, representative offices or establishments in such number and at such places as it sees fit, including outside Spain.

Article 4

Company Objects

1. The objects of the Company are:

a) The provision and operation of all manner of public and private telecommunications services and, for that purpose, the design, installation, conservation, refurbishment, improvement, acquisition, disposal, interconnection, management, administration and any other activity not included in the foregoing list, in connection with all manner of telecommunications networks, lines, satellites, equipment, systems and existing or future technical infrastructure, including the buildings which house each.
b) The provision and operation of all manner of services deriving from or ancillary or complementary to telecommunications services.
c) Research and development, promotion and application in relation to all manner of components, equipment and systems used directly or indirectly for the purpose of telecommunications.
d) The manufacture or production of and, in general, other forms of industrial activity related to telecommunications.
e) The acquisition and disposal of and, in general, other forms of commercial activity related to telecommunications.

2. All the activities comprising the objects of the Company may be carried on both in Spain and abroad, and may be performed either directly, in full or in part, by the Company, or by means of the holding of participating interests in companies or other legal persons with identical or similar objects.

Title II

Share Capital and Shares

Article 5

Share Capital

1. The share capital is 4,921,130,397 euros, divided into 4,921,130,397 fully paid-up ordinary shares of a single series each with a nominal value of one euro.

2. The General Shareholders’ Meeting may, in compliance with the requirements and within the limits set by law for that purpose, delegate power to increase the share capital to the Board of Directors.

Article 6

Provisions governing Shares

1. The shares, being represented by book entries, shall be governed by the provisions regulating the stock market and other current legal provisions.

2. Any change in the characteristics of the shares represented by book entries shall, once it has been formalised in accordance with the Ley de Sociedades Anónimas and the Ley del Mercado de Valores (Stock Market Act), be published in the Boletín Oficial del Registro Mercantil (Official Gazette of the Companies Registry) and in one of the highest circulation daily newspapers in Madrid.

3. The Company shall recognise as a shareholder any person appearing as such in the entries in the corresponding accounting records.

Article 7

Uncalled capital

1. Uncalled capital must be paid within the period set, within the legal limits, by the Board of Directors.

2. Default in payment of uncalled capital shall give rise to the consequences laid down by law for the defaulting member. In the event of the transfer of shares which are not fully paid up, the transferee of the share shall be liable jointly and severally with all preceding transferors.

Article 8

Shareholders’ Rights

1. All shares shall confer on their legitimate holders the status of member and the rights granted by law and in these Articles of Association.

2. Shareholders shall, on the terms established by the law and save in those cases prescribed therein, have at least the following rights:

a) The right to participate in the distribution of the Company’s profits and in surplus assets on liquidation.
b) Pre-emption rights in the event of the issue of new shares or convertible bonds.
c) The right to attend and vote at General Shareholders’ Meetings - on the terms laid down in these Articles of Association – and, where applicable, to challenge resolutions of the Company.
d) The right to information for the purposes of being informed of the status and situation of the Company.

3. Notwithstanding the foregoing, the Company shall be entitled to issue non-voting shares in the circumstances and in compliance with the limits and requirements laid down by law.

Article 9

Joint Ownership and rights in rem over shares

1. All shares shall be indivisible. Joint owners of a share shall appoint a single person to exercise the member’s rights and shall be liable jointly and severally vis-à-vis the Company for all obligations deriving from their status as shareholders. This provision shall also apply to other cases of joint ownership of rights over shares.

2. Where shares are subject to usufruct, the bare owner shall enjoy the status of a member, but the beneficial owner shall, in any event, be entitled to dividends paid by the Company during the usufruct.

3. Where shares are pledged the owner of the shares shall be entitled to exercise shareholders’ rights, and the pledgee shall have a duty to facilitate exercise of those rights.

Article 10

Acquisition of own shares

The Company may only acquire its own shares in the manner, with the resources and for the purposes laid down in the current applicable legislation.

Article 11

Shareholders’ agreement to be bound by the Articles of Association and resolutions of the Company

Ownership of one or more shares shall imply acceptance of and complete agreement with the Articles of Association and Rules of the Company, with resolutions of the General Shareholders’ Meeting, of the Board of Directors and of the Executive Committee on the matters within the competence of each, passed intra vires and in due manner.

Title III

Organs of the Company

Article 12

List of Organs of the Company

The Company shall be governed and managed, on the terms set out below, by the following organs:

a) The General Shareholders’ Meeting.
b) The Board of Directors.
c) The Executive Committee; and
d) The Chairman and Managing Directors, if any, appointed by that Board from amongst its members.

SECTION ONE
GENERAL MEETING

Article 13

General Meeting

1. The General Shareholders’ Meeting shall be the highest decision-making body expressing the will of the Company.

2. The shareholders, lawfully and validly meeting in General Meeting, shall resolve by a majority in matters within the competence of the Meeting.

3. All members, including dissident members and those who have not participated at the meeting, shall be bound by resolutions of the General Meeting, subject to the right of any shareholder to challenge those resolutions in the circumstances and with the requirements established by law.

Article 14

Powers of the General Meeting

The General Meeting shall resolve on the matters attributed to it by law or by these Articles of Association and in particular in relation to the following:

1) The appointment and removal of Directors.
2) The appointment of Company Auditors.

3) Review and, where applicable, approval of the accounts for the preceding year and the application of results.
4) Increases and reductions in share capital.
5) The issue of bonds.
6) Amendment of the Articles of Association.
7) The winding up, merger, splitting and alteration in status of the Company.
8) Any other matter which the Board of Directors may resolve to submit to its discretion.

Article 15

Annual and Extraordinary General Meetings

1. The Annual General Meeting, notice of the meeting having been given for that purpose, shall in all cases meet within the first six months of each year, to review management of the Company and, where applicable, to approve the accounts for the preceding year and to resolve on the application of results. It may also pass resolutions on any other matter within the competence of the General Meeting, indicated in Article 14 above, provided it appears on the Agenda and provided the capital required by law is in attendance at the Meeting.

2. Any General Meeting other than that referred to in the preceding section shall be deemed to be an extraordinary meeting and shall be held, at any time of the year, whenever the Board of Directors considers it appropriate.

3. An Extraordinary General Meeting shall also be held when requisitioned in writing by shareholders holding at least five percent of the share capital, stating in the requisition the matters to be transacted. In such a case, the Board of Directors shall call the Meeting to be held within thirty days after the date on which it has been requested by notarial means to call the meeting. The Board of Directors shall draw up the Agenda, and must include at least the matters to which the requisition relates.

4. Both annual and extraordinary General Meetings, notice having duly been given, shall be quorate in accordance with the requirements of the legislation in force in each case, having regard to the matters appearing on the Agenda.

Article 16

Calling of General Meetings

1. Notice of General Meetings shall be given by an advertisement placed in the Boletín Oficial del Registro Mercantil and in one of the highest circulation daily newspapers in Madrid, at least fifteen days before the date set for the meeting to be held.

2. The advertisement must contain all the notices required by law according to each case and must in any event state the date, place and time of the meeting at first call and all the matters to be transacted. The advertisement may also indicate the date on which the General Meeting will, where applicable, be held at second call.

3. General Meetings may not deliberate or discuss matters not included on the Agenda.

Article 17

Entitlement to attend General Meetings

1. Holders of shares representing at least a minimum nominal value of 300 euros may attend General Meetings, provided those shares are registered in their name in the relevant register of book entries five days prior to the date on which the General Meeting is to be held, and provided they attest that fact by an appropriate attendance card or certificate issued by any of the member entities of the Servicio de Compensación y Liquidación de Valores (Securities Clearing and Settlement Service) or in any other manner permitted by the legislation in force.

Notwithstanding the foregoing, shareholders holding a lower number of shares shall be entitled at all times to delegate a shareholder entitled to attend meetings to represent those shares, and to combine with other shareholders in the same position, until the necessary aggregate number of shares is reached, and must appoint one shareholder to represent them. The grouping of shares must be carried out specifically for each General Meeting, and must be recorded by any written means.

2. Any shareholder entitled to attend may appoint another person, including a non-shareholder, as its proxy to represent it at the General Meeting. The relevant requirements and formalities established by law must be complied with.

The Chairman and Secretary of the General Meeting shall have the widest powers permitted in law to admit as valid any document certifying the appointment of a proxy, and must only deem to be invalid any which fails to comply with the imperative minimum requirements, provided those defects are not capable of being rectified.

3. Members of the Board of Directors must attend General Meetings, unless prevented by a duly proven good cause. Any Directors, experts and other persons with an interest in the smooth running of the affairs of the Company may be authorised by the Board of Directors to attend General Meetings.

Article 18

Shareholders’ right to information

1. Shareholders may request in writing, prior to the holding of the General Meeting or verbally during the meeting, any reports or clarifications they consider necessary, in relation to the matters on the Agenda. The Board must provide shareholders with those items, save where, in the opinion of the Chairman, disclosure of the information requested would damage the interests of the Company. That exception shall not apply where the request is supported by shareholders representing at least one quarter of the share capital.

2. The notice of the Annual General Meeting shall state that any shareholder may obtain from the Company, immediately and free of charge, copies of any documents to be submitted to it for approval and the Auditors’ report.

3. Where the General Meeting is to deliberate on amendment of the Articles of Association, the advertisements containing notice of the meeting shall state, in addition to the notices required in each case by law, the right of any shareholder to inspect at the registered office the full text of the proposed amendment and the report thereon and to request delivery or despatch of those documents free of charge.

4. In the case of increases or reductions in share capital, the issue of convertible bonds, merger or splitting of the Company, the information required by law in each case shall be given.

Article 19

Chairmanship of General Meetings and List of Participants

1. The Chairman of the Board of Directors and, in the absence of the latter, a Vice-Chairman of the Board, in the appropriate order where there is more than one, shall chair the General Meeting, and where there is a vacancy in that office, or in the event of absence of illness, the longest-appointed or, in the case of equality of seniority, the oldest Director shall act in place thereof. The Secretary to the Board or, in the absence of the latter, a Vice-Secretary, in the appropriate order where there is more than one, shall act as Secretary, and in the absence thereof, the most recently appointed or, in the case of equality of seniority, the youngest Director shall act in place thereof.

2. The Board of Directors shall form the Presiding Committee of the General Meeting.

3. Two scrutineer shareholders may be appointed at each meeting, and must be appointed by the General Meeting itself from the five shareholders, present or represented, who hold the greatest number of votes, excluding the person chairing the Meeting and the person acting as Secretary.

4. Once the Presiding Committee has been constituted, and before transacting the Agenda, a list of participants shall be drawn up, stating the type or representative capacity of each and the number of their own or third party shares with which they attend. At the end of the list the number of shareholders present or represented shall be determined, and the amount of capital held by them. As established in the Reglamento del Registro Mercantil (Rules of the Companies Registry), the list may be drawn up in the form of a computer file or in computer format.

5. Once the list has been drawn up, the Chairman shall declare whether or not the requirements for the valid holding of the General Meeting have been complied with. Any doubts or objections arising on those issues shall be resolved by the scrutineers and the Secretary. The Chairman shall then, where appropriate, declare the General Meeting to be validly called and quorate.

Article 20

Deliberation and voting

1. The Chairman shall conduct the meeting ensuring that deliberations are carried out in accordance with the Agenda, and shall resolve any doubts arising as to the contents thereof. The Chairman shall at such time as he or she sees fit allow shareholders who so request to speak and may terminate debate where he or she deems a particular matter to have been sufficiently debated, or to impede the progress of the meeting, or that it is not on the Agenda. The Chairman shall indicate when a vote is to be held on the resolutions and shall declare the results of the poll.

2. Voting shall be by a show of hands, where necessary, and resolutions may be passed by general consent of the General Meeting, subject to the provisions in force from time to time on the requirement to record in the Minutes any dissent by shareholders.

Article 21

Passing of resolutions

1. The General Meeting shall pass its resolutions by the majority of votes required by law, cast by shareholders present or represented.

2. Each share present or represented at the General Meeting shall give entitlement to one vote, save in the case of non-voting shares, in accordance with the law.

Notwithstanding the preceding paragraph, no shareholder may exercise votes exceeding 10 percent of the total voting share capital from time to time, irrespective of the number of shares it holds.

In calculating the maximum number of votes which each shareholder may cast only those shares held by each shareholder shall be counted, and those of other shareholders who have appointed that shareholder as proxy shall not be included. The limit of 10 percent shall notwithstanding also be applied individually to each of the shareholders represented.

The limit set in the preceding paragraphs shall apply also to the maximum number of votes which may be cast – either jointly or separately – by two or more shareholder companies belonging to the same group of companies, and to the maximum number of votes which may be cast by a natural or legal person shareholder and any shareholder company or companies directly or indirectly controlled by that person.

For the purposes referred to in the preceding paragraph, Article 4 of the current Ley del Mercado de Valores of 28 July 1998 shall apply for the purposes of determining whether there is a group of companies, and the circumstances of control referred to.

Subject to the limits on the voting rights referred to above, all shares in attendance at General Meetings shall be included in calculation of the quorum for the Meeting, without prejudice to application to those shares at the time of voting of the 10 percent limit on the number of votes set in this article.

Article 22

Minutes of the General Meeting and recording of resolutions

1. The deliberations and resolutions of the General Meeting shall be recorded in Minutes which shall include, at least, all the information required by law and the Reglamento del Registro Mercantil. Once the Minutes have been approved as legally required, they shall be written or reproduced in the Minute Book and shall be signed by the Secretary, with the countersignature of the Chairman, or by the persons who acted as such at the General Meeting.

2. The Minutes approved in any of the forms provided by law shall have executory force from the date on which they are approved.

3. Any complete or partial certifications necessary to certify resolutions of the General Meeting shall be issued and signed by the Secretary with the countersignature of the Chairman or by the persons who acted as such at the General Meeting in question.

4. The Directors shall be entitled to require the presence of a Notary Public to draw up minutes of the Meeting and must do so whenever so requested five days prior to the date set for the holding of the Meeting by shareholders representing at least one percent of the share capital. The Company shall bear the cost of the fees of the Notary Public. The notarial Minutes shall be deemed to be Minutes of the General Meeting.

5. Any shareholder shall be entitled at any time to obtain certifications of the resolutions and of the Minutes of General Meetings.

SECTION TWO
MANAGEMENT OF THE COMPANY

Article 23

Structure of company management

1. The Company shall be managed by the Board of Directors, its Chairman, the Executive Committee and, if any, one or more Managing Directors.

2. Each of those organs shall, without prejudice to the provisions of the law, have the powers set out in these Articles of Association.

Article 24

Composition and appointment of the Board of Directors

1. The Board of Directors shall comprise at least five and no more than twenty members, appointed by the General Shareholders' Meeting.

2. The Directors shall hold office for a maximum term of five years. They may be re-elected one or more times for like maximum periods.

3. The Board of Directors shall have powers provisionally to fill any vacancies arising, appointing as established by statute the persons to fill such office until the holding of the next General Meeting.

4. Where the law mandates that persons not appointed by the shareholders form part of the Board, they shall not be included in the minimum or maximum numbers referred to in the first paragraph.

Article 25

Requirements for appointment as a Director

1. In order to be appointed a Director a person must have held for more than three years shares in the Company representing a nominal value of at least 3,000 euros, and the Director may not transfer those shares whilst he or she holds office.

Those requirements shall not apply to persons who, at the time of their appointment, have an employment or professional relationship with the Company, or where the Board of Directors, by a vote of at least 85 percent of its members, resolves to dispense with those requirements.

2. Only persons of full age not subject to the prohibitions and grounds of incompatibility established by the applicable legislation and in particular Ley Estatal (State Act) 25/83 of 26 December and Ley 7/84 de la Asamblea de la Comunidad Autónoma de Madrid (Act on the Assembly of the Autonomous Community of Madrid) of 14 March may be Directors of the Company.

Article 26

Appointment of company officers

1. The Board shall elect from its Members a Chairman and one or more Vice-Chairmen who shall replace the Chairman by delegation or due to absence or illness and, in general, in all situations and with such functions and powers as the Board or the Chairman him or herself considers appropriate.

2. The Board may delegate such tasks as it sees fit to one or more Directors in accordance with the current applicable legislation.

3. It shall also elect the persons to hold the management offices in the Company which it considers necessary for its operation, and a Secretary and as many Vice-Secretaries as it deems necessary.

4. For a Director to be appointed as Chairman, Vice-Chairman, Managing Director or a member of the Executive Committee, he or she must have been a member of the Board of Directors for at least three years prior to his or her appointment. The aforementioned seniority shall not, however, be required where the appointment is made with a vote in favour by at least 85 percent of the members of the Board of Directors.

Article 27

Meetings, quorum and the passing of Board resolutions

1. The Board shall meet normally once a month, on notice, at the registered office.

2. The Board shall hold extraordinary meetings when so determined by the Chairman or the person acting as such. It shall also meet at the request of at least three Directors.

3. All absent Directors shall be entitled to appoint as proxy, by letter, another Director to attend, with the right to speak and vote, the meeting or session to which the proxy relates.

4. Failure without good cause by any Director habitually residing in Madrid to attend four consecutive meetings shall entitle the Board of Directors to declare that they have ceased to hold office and to appoint a person to act provisionally in his or her place until that appointment is submitted for ratification at the next General Meeting.

5.Valid resolutions of the Board shall require the attendance, in person or represented, of one half plus one of all the office-holding Directors. Where these are an odd number, the number of Directors present, in person or represented, must be greater than that of those absent.

6. Resolutions shall in all cases be passed by a majority of votes of the Directors attending the meeting, present or represented, save in the circumstances where for particular resolutions to be valid the law requires a vote in favour by a greater majority of Directors.

7. Written resolutions shall be permitted where no Director objects to that procedure.

8. Discussions and resolutions of the Board shall be recorded in Minutes signed by the Secretary, with the countersignature of the Chairman or the persons who acted in their place at the meeting in question. The Minutes shall be written or reproduced in a Minute book which may be different from that required for the General Shareholders' Meeting. In the event of written resolutions the resolutions passed and the votes cast in writing shall likewise be entered in the Minute Book.

Article 28

Remuneration

1. Directors’ remuneration shall consist of a fixed and set monthly allowance and of expenses for attendance at meetings of the Board of Directors and its executive and consultative committees. The remuneration which the Company may pay to its Directors, overall, in respect of both heads of remuneration shall be that set for that purpose by the General Shareholders' Meeting, which shall remain in force until such time as the latter resolves to change it. The Board of Directors shall set the exact amount to be paid within that limit and its division between the various Directors.

2. In addition and irrespective of the remuneration referred to in the preceding paragraph, remuneration arrangements may be set up based on the quoted price of shares or involving the grant to Directors of shares or options over shares. Implementation of such remuneration arrangements must be resolved by the General Shareholders' Meeting, which shall set the share price to be used as a reference, the number of shares to be given to each Director, the exercise price of options, the period for which the remuneration arrangements shall remain in place and any other terms it considers expedient.

3. The forms of remuneration referred to in the preceding paragraphs, dependent on membership of the Board of Directors, shall be compatible with any other professional or employment emoluments to which Directors are entitled, where applicable, by reason of any other executive or advisory functions which they carry out for the Company other than the supervision and joint decision-making functions inherent to their status as Directors, which shall be governed by the applicable legal provisions.

4. To ensure due transparency in relation to the remuneration of Directors as such, the annual Notes to the Accounts shall indicate the remuneration to which each office or position on the Board and its Committees (Chairman, Vice-Chairman, Member) is individually entitled. The remuneration payable to executive Directors in respect of heads of remuneration other than those referred to in the first paragraph of this article shall be shown in aggregate, with a breakdown of the various headings or items of remuneration.

Article 29

Representation of the Company

1. The Board of Directors, its Chairman, the Executive Committee and, if any, the Managing Directors shall represent the Company in proceedings and otherwise.

2. The Board of Directors and the Executive Committee shall have power to represent the Company acting jointly. Resolutions of the Board of Directors and of the Executive Committee shall be implemented by its Chairman, the Vice-Chairman, any Director appointed in the resolution or by the Secretary, any of them acting individually.

3. The Chairman of the Board of Directors and the Managing Directors shall have power to represent the Company acting individually.

Article 30

Powers of the Board of Directors

1. The Board of Directors shall have the widest powers to manage, run, administer and represent the Company.

2. The Board shall have power to pass resolutions on any type of matter not attributed by law or by these Articles of Association to the General Meeting.

3. It shall therefore, which list shall not be deemed to limit those powers, have the following powers in particular:

1.) To manage the Company, organising its departments and setting such internal rules, including technical rules, as it considers expedient.
2.) To submit tariff proposals for regulated services and proposals for their review and modification, and freely to set the prices of non-regulated services and activities.
3.) To determine the general organisational structure of the Company. To set up and to close such dependent agencies as it considers necessary.
4.) To approve staffing arrangements, to engage or appoint and to remove or dismiss all types of employees, to set their salaries and ordinary or extraordinary bonuses and to determine the relationship to be maintained between them and to authorise execution of Collective Bargaining Agreements.
5.) To set the ordinary and extraordinary remuneration of executives of the Company.
6.) To grant aid, donations and subsidies.
7.) To organise, manage and inspect the functioning of the Company.
8.) To negotiate, reach settlement on and enter into all manner of contracts, agreements, conventions and undertakings, whatever their subject-matter and, in particular, any connected with the establishment, acquisition, disposal, operation, management or sale of telecommunications facilities, including power to submit such matters as it considers necessary to the decision of arbitrators at law or in equity, and to acquire, dispose of, encumber and mortgage and to lease or sublet all manner of property, rights and concessions; to provide and withdraw bonds; to set up companies and other legal persons and to hold participating interests in existing entities and, in general, to do all that it considers necessary and expedient for the purposes of the Company.
9.) To appoint the representatives, advisors, attorneys, agents and delegates whose services are to be used by the Company and to set their powers and emoluments.
10.) To apply for and obtain any patents, trade marks and other forms of industrial property, and any forms of intellectual property or to acquire from other persons or entities such rights already granted.
11.) To resolve upon and perform such loan operations as it deems expedient for the business of the Company and all acts relevant to it in relation to the issue, conversion, repayment, reimbursement or sale or purchase on behalf of the Company of bonds, promissory notes and any other securities or financial instruments, indicating the rates of interest, terms of subscription, repayment term, collateral security and other terms of the operations and to determine the placement and increase of the available funds.
12.) To take the appropriate steps and comply with the appropriate requirements for admission of the securities and instruments of all types issued by the Company to trading on Spanish or foreign stock markets or on any other securities market when it deems it appropriate to do so.
13.) To take the necessary steps to issue shares, subject to the requisite authorisations, and to resolve on the method of payment of their price.
14.) To authorise all withdrawals, transfers and disposals of funds, income and securities belonging to the Company.
15.) To take out loans and to open and close current and credit accounts, with or without security, on all manner of terms.
16.) To grant, create, acknowledge, investigate title to, accept, waive, defer, subrogate, divide and cancel mortgages, ground rents, bonds, anticresis, assessments and any other rights in rem.
17.) To issue, accept, endorse, guarantee, discount, negotiate and protest letters of exchange, promissory notes, letters of credit or orders, cheques and other negotiable instruments and commercial papers and to carry out all manner of banking operations.
18.) To approve the balance sheets, assessments, accounts and notes to the accounts to be submitted both to the General Shareholders' Meeting and to any person or body.
19.) To propose to the General Meeting the amount of any final dividends to be paid, and to resolve to pay interim dividends.
20.) To call annual and extraordinary General Shareholders' Meetings and to implement their resolutions, executing the relevant documents and performing all acts necessary for that purpose.

21.) To delegate its powers to one or more Directors, to employees of the Company or to third parties, subject to the current statutory provisions.
22.) To resolve any doubts arising as to the interpretation of the Articles of Association and in relation to its functions, reporting to the General Meeting so that it can resolve such measures as it sees fit.
Such resolutions of the Board shall, subject to compliance with the legal formalities, be deemed to be an integral part of the Articles of Association, until the General Meeting resolves in any way to the contrary.
23.) To exercise the powers validly granted to it by the General Shareholders' Meeting .

Article 31

Executive Committee

1. The Board of Directors shall be entitled, subject to the statutory provisions in force, to delegate its powers to an Executive Committee comprising between three and ten Directors, which shall be set up or dissolved at the discretion of the Board of Directors.

2. That Committee, once appointed, shall set the provisions for its conduct and shall meet on the dates and on such terms as it determines. The Chairman and, if any, Vice-Chairmen and the Secretary and, if any, Vice-Secretaries, of the Board of Directors shall be the Chairman, Vice-Chairmen, Secretary and Vice-Secretaries of the Executive Committee.

3. Any vacancies arising on the aforementioned Committee shall be filled definitively by the Board of Directors and in the interim by the Executive Committee itself until such time as the Board meets validly in accordance with the Articles of Association.

4. The rules established for the Board of Directors in paragraphs three to eight of Article 27 of these Articles of Association shall apply to the Executive Committee.

Article 31bis

Audit and Control Committee

1. An Audit and Control Committee of the Board of Directors shall be set up, composed of at least three and not more than five Directors appointed by the Board of Directors. All members of that Committee must be non-executive Directors.

2. The Chairman of the Audit and Control Committee shall be appointed by the Committee itself from its members, and must be replaced every four years, and may be re-elected on expiry of one year after his or her retirement.

3. The Audit and Control Committee shall have, as a minimum, the following tasks:

(i)	to report, via its Chairman, to the General Shareholders' Meeting on any matters raised by shareholders at the General Meeting on subjects within the competence of the Committee;

(ii)	to propose to the Board of Directors, to be submitted to the General Shareholders' Meeting, the appointment of the Company Auditors referred to in article 204 of the Ley de Sociedades Anónimas and, where applicable, the terms of that appointment, the scope of the instructions to the Auditors and the revocation or renewal of the appointment;

(iii)	to supervise internal audit staff;

(iv)	to be acquainted with the financial reporting procedure and internal monitoring systems; and

(v)	to liaise with the Auditors to receive information on any matters which may endanger their independence and any others connected with the process of auditing the accounts, and to receive information and to exchange with the Auditors the communications referred to in legislation on the auditing of accounts and in technical auditing rules.

4. The Committee shall meet at least once a quarter and whenever appropriate, subject to being called by the Chairman, at his or her initiative or in response to a request by two of its members or of the Executive Committee.

5. The Audit and Control Committee shall be quorate with the attendance in person or by proxy of at least one half of its members, and shall pass its resolutions by a majority of those present. In the event of an equality of votes, the Chairman shall have a casting vote.

6. The Board of Directors may implement and supplement the foregoing provisions in its Rules, in compliance with the provisions of the Articles of Association and the law.

Article 32

Chairman

1. The Chairman of the Board shall be deemed to be the Chairman of the Company and of all its governing and management bodies, and shall be responsible for implementing all the resolutions of the Board and of the Executive Committee, which bodies the Chairman shall represent at all times with the widest powers, and shall be entitled, in emergencies, to take such measures as he or she deems appropriate in the interests of the Company.

2. The Chairman of the Board of Directors shall be responsible in particular for:

1.) Representing the Company in its relations with the Government, with Spanish, foreign and supranational authorities and public corporations and with all manner of natural and legal persons to achieve the purposes of the Company and any directly related thereto, and must for that purpose sign with the company signature and execute such applications, reports and letters as he or she deems relevant to achieve those purposes.
2.) To represent the Company also in the conclusion of all manner of instruments or contracts, subject to the authorisation or approval of the Board of Directors or of the Executive Committee where applicable.
3.) To represent the Company also as claimant, defendant, third party, complainant or in any other capacity before all manner of courts and tribunals and arbitral bodies and institutions, with power in that regard to execute the appropriate powers of attorney in favour of any court attorneys (procuadores), counsel (letrados) or agents to act on behalf of the Company.
4.) To call and chair annual and extraordinary General Meetings and meetings of the Board of Directors and of the Executive Committee, leading discussions, maintaining order in the debates and ensuring that resolutions are duly recorded.
5.) To implement, record and, where appropriate, execute as deeds any resolutions passed by the General Shareholders' Meeting, the Board of Directors and the Executive Committee within the specific competences established by these Articles of Association.
6.) In the event of urgency making it impossible for the General Meeting, the Board of Directors or the Executive Committee to meet, to take the measures absolutely necessary to safeguard the interests of the Company, convening the aforementioned company bodies immediately thereafter to report to them for the purposes referred to in the preceding point
7.) To make proposals to the Board of Directors, or the Executive Committee where applicable, for the organisation of the services to be provided by the Company so that they are performed as correctly and appropriately as possible, and for the adoption of such general or specific measures as the Chairman deems conducive to achieving that end.
8.) To initiate the study, introduction or improvement of business included within that which the Company is empowered to carry out, submitting such initiatives to the decision of the Board of Directors or the Executive Committee, as appropriate.
9.) To perform high-level inspections of all the departments and dependent agencies of the Company, him or herself or through such person as the Chairman may appoint, and to propose, as a result of that inspection, any measures necessary to prevent deficiencies, wasted costs, abuse or loss or damage.
10.) To authorise, him or herself or through the person delegated to do so, the appointment of executives and employees, failing which they shall not take up office or be attributed remuneration.
11.) To take such measures as the Chairman sees fit for the smooth running of staff and staff discipline with power, where appropriate, to impose the corrective measures absolutely necessary authorised for that purpose by the internal rules.

Article 33

Registrar

1. The Registrar shall be responsible for the safekeeping of the Records, Minute Books and any documents, counterfoils and vouching documents in the interests of the Company

2. In addition, as Secretary to the Board of Directors and to the Executive Committee, the Registrar shall be responsible for drawing up Minutes of General Shareholders' Meetings and meetings of the Board of Directors and of the Executive Committee, which shall be signed by the Registrar with the countersignature of the Chairman. The Registrar shall also be responsible for issuing, subject to the statutory requirements in each case, certifications of the Minutes or of any other documents which need to be executed for the purpose of achieving the objects of the Company or at the request of a legitimate interested party, and for the execution as deeds of company resolutions.

Title IV

Annual Accounts, Profits and
Dividends

Article 34

Company Year and filing of Annual Accounts

1. The company year shall be from 1 January to 31 December of each year.

2. The Board of Directors shall, within three months after the close of the company year, prepare the annual accounts, management report and proposal for application of profits, in the form laid down by the current legislation.

3. The annual accounts, which shall comprise the balance sheet, the profit and loss account and the notes to the accounts, together with the management report, shall be audited as required by law, and shall subsequently be submitted for the approval of the General Shareholders' Meeting which shall resolve on the application of the results of the year in accordance with the approved balance sheet.

4. The provisions of this article shall apply insofar as relevant and where applicable to the consolidated annual accounts and management report.

Article 35

Application of Results

1. The General Meeting shall resolve on the application of the results of the year in accordance with the approved balance sheet.

2. Once the allocations of funds required by law or these Articles of Association have been covered, dividends may only be paid out of the profits for the year, or from freely distributable reserves, if the book value of net assets is not, or would not be as the result of the payment, less than the share capital.

3. Dividends shall be paid to ordinary shareholders in proportion to their paid up capital.

4. The General Meeting may resolve to pay dividends, or the issue premium, in kind, provided the property or securities distributed are homogeneous and are listed on an official market at the time the resolution to pay the dividend or premium becomes effective. The latter requirement shall also be deemed to have been complied with where the Company provides sufficient guarantees of liquidity.

The rule contained in the preceding paragraph shall apply also to the repayment of contributions in the event of a reduction in share capital.

Title V

Winding up and Liquidation

Article 36

Grounds for winding up

The Company shall be wound up on the occurrence of any of the grounds set out in article 260 of the Ley de Sociedades Anónimas.

Article 37

Liquidation of the Company

1. The Company shall be liquidated by the Board of Directors holding office at the time it is wound up, provided there is an uneven number of Directors. Where this is not the case, all the members of the Board with the exception of the most recently appointed member shall be liquidators.

2. The Company shall be liquidated subject to the legal provisions in force at the time the liquidation is carried out.